Exhibit 99.1

For Immediate Release	Contact: Marc Cannon
(954) 769-3146
Cannonm@autonation.com
AutoNation Names David Edelson to Board of Directors
     FORT LAUDERDALE, Fla., July 30, 2008 — AutoNation, Inc. (NYSE: AN), America’s leading automotive retailer, announced today that its Board of Directors appointed David B. Edelson as an independent director effective July 30, 2008. Mr. Edelson’s appointment expands the AutoNation Board to eight members.
     “AutoNation is privileged to have someone of David’s caliber join our team,” said Mike Jackson, chairman and chief executive officer of AutoNation. “David offers us a considerable degree of high-level strategic experience, as well as financial expertise and insight that will bring a valuable perspective on today’s market challenges.”
     Mr. Edelson is Senior Vice President of Loews Corporation (NYSE: L), a diversified holding company with subsidiaries in the property-casualty insurance, offshore drilling, natural gas transmission and storage, natural gas exploration and production, and lodging industries. Mr. Edelson’s responsibilities include helping formulate and execute Loews’s corporate strategies and monitor the performance of Loews’s subsidiaries, as well as overseeing investor relations. Mr. Edelson joined Loews in May 2005.
     Prior to joining Loews, Mr. Edelson was Executive Vice President & Corporate Treasurer of JPMorgan Chase & Co. Mr. Edelson was named Corporate Treasurer in April 2001 and promoted to Executive Vice President in February 2003. Mr. Edelson spent the first 15 years of his career as an investment banker, first with Goldman Sachs & Co. and subsequently with JPMorgan Chase & Co.
     Mr. Edelson earned an M.B.A. from the Stanford University Graduate School of Business in 1985 and an A.B. in English from Dartmouth College in 1981. He has served as a director of CNA Surety Corporation since February 2007.
     For more information about AutoNation and its Board of Directors, visit http://www.autonation.com.
ABOUT AUTONATION, INC.
     AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer and has been named America’s Most Admired Automotive Retailer by FORTUNE Magazine in five of the last seven years. A component of the Standard and Poor’s 500 Index, AutoNation owns and operates 317 new vehicle franchises in 15 states. For additional information, please visit http://corp.autonation.com or www.autonation.com, where more than 80,000 vehicles are available for sale along with AutoNation’s E-Vehicle program.

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